Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 10, 2005, with respect to the consolidated financial statements and schedules of Archipelago Holdings, Inc. into Amendment No. 3 to the Registration Statement (Form S-4 No. 333-126780) and related Prospectus of NYSE Group, Inc for the registration of approximately 158,629,500 shares of its common stock.

/s/ Ernst & Young LLP

New York, NY

November 2, 2005